EXHIBIT 99.3
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

For the years ended October 31,	2009	2008	2007
Net sales	$2,792,217	$3,790,531	$3,331,597
Costs of products sold	2,292,573	3,085,735	2,726,051

Gross profit	499,644	704,796	605,546
Selling, general and administrative expenses	267,589	339,157	313,377
Restructuring charges	66,590	43,202	21,229
Timberland disposals, net	—	340	(648)
(Gain) on disposal of properties, plants and equipment, net	(34,432)	(59,534)	(19,434)

Operating profit	199,897	382,311	289,726
Interest expense, net	53,593	49,628	45,512
Debt extinguishment charge	782	—	23,479
Other expense, net	7,193	8,751	8,956

Income before income tax expense and equity in earnings of affiliates and minority interests	138,329	323,932	211,779
Income tax expense	24,061	78,241	53,599
Equity in earnings of affiliates and minority interests	(3,622)	(3,943)	(1,723)

Net income	$110,646	$241,748	$156,457

Basic earnings per share:
Class A Common Stock	$1.91	$4.16	$2.70
Class B Common Stock	$2.86	$6.23	$4.04

Diluted earnings per share:
Class A Common Stock	$1.91	$4.11	$2.65
Class B Common Stock	$2.86	$6.23	$4.04
See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

As of October 31,	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$111,896	$77,627
Trade accounts receivable, less allowance of $12,510 in 2009 and $13,532 in 2008	337,054	392,537
Inventories	238,851	350,845
Deferred tax assets	19,901	33,206
Net assets held for sale	31,574	21,321
Prepaid expenses and other current assets	105,904	93,965

	845,180	969,501

Long-term assets
Goodwill	592,117	512,973
Other intangible assets, net of amortization	131,370	104,424
Assets held by special purpose entities (Note 6)	50,891	50,891
Other long-term assets	112,092	88,563

	886,470	756,851

Properties, plants and equipment
Timber properties, net of depletion	197,114	199,701
Land	120,667	119,679
Buildings	380,816	343,702
Machinery and equipment	1,148,406	1,046,347
Capital projects in progress	70,489	91,549

	1,917,492	1,800,978
Accumulated depreciation	(825,213)	(734,581)

	1,092,279	1,066,397

	$2,823,929	$2,792,749

See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

As of October 31,	2009	2008
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$335,816	$384,648
Accrued payroll and employee benefits	74,475	91,498
Restructuring reserves	15,315	15,147
Short-term borrowings	37,084	44,281
Other current liabilities	99,407	136,227

	562,097	671,801

Long-term liabilities
Long-term debt	721,108	673,171
Deferred tax liabilities	161,152	201,063
Pension liabilities	77,942	14,456
Postretirement benefit obligations	25,396	25,138
Liabilities held by special purpose entities (Note 6)	43,250	43,250
Other long-term liabilities	126,392	75,521

	1,155,240	1,032,599

Minority Interest	6,997	3,729

Shareholders’ equity
Common stock, without par value	96,504	86,446
Treasury stock, at cost	(115,277)	(112,931)
Retained earnings	1,206,614	1,183,925
Accumulated other comprehensive loss:
— foreign currency translation	(6,825)	(39,693)
— interest rate derivatives	(1,484)	(1,802)
— energy and other derivatives	(391)	(4,299)
— minimum pension liabilities	(79,546)	(27,026)

	1,099,595	1,084,620

	$2,823,929	$2,792,749

See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

For the years ended October 31,	2009	2008	2007
Cash flows from operating activities:
Net income	$110,646	$241,748	$156,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	102,627	106,378	102,295
Asset impairments	19,516	12,325	1,108
Deferred income taxes	(13,167)	9,116	(8,439)
Gain on disposals of properties, plants and equipment, net	(34,432)	(59,534)	(19,434)
Timberland disposals, net	—	(340)	648
Equity in earnings (losses) of affiliates, net of dividends received, and minority interests	3,622	3,943	1,723
Loss on extinguishment of debt	782	—	23,479
Increase (decrease) in cash from changes in certain assets and liabilities:
Trade accounts receivable	73,358	(65,877)	42,876
Inventories	127,188	(89,288)	23,976
Prepaid expenses and other current assets	(151)	(3,467)	(11,403)
Other long-term assets	(19,674)	13,240	(49,861)
Accounts payable	(92,449)	39,827	29,051
Accrued payroll and employee benefits	(20,511)	6,584	13,475
Restructuring reserves	168	(629)	5,772
Other current liabilities	(50,117)	16,310	55,194
Pension and postretirement benefit liabilities	63,744	(13,281)	(12,136)
Other long-term liabilities	50,871	(43,659)	41,692
Other	(55,497)	(33,560)	(4,472)

Net cash provided by operating activities	266,524	139,836	392,001

Cash flows from investing activities:
Acquisitions of companies, net of cash acquired	(90,816)	(99,962)	(346,629)
Purchases of properties, plants and equipment	(124,671)	(143,077)	(112,600)
Purchases of timber properties	(1,000)	(2,500)	(2,300)
Receipt (issuance) of notes receivable	—	33,178	(32,248)
Proceeds from the sale of properties, plants, equipment and other assets	50,279	60,333	22,218
Purchases of land rights and other	(4,992)	(9,289)	(3,765)

Net cash used in investing activities	(171,200)	(161,317)	(475,324)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,285,343	2,293,751	2,040,111
Payments on long-term debt	(3,218,665)	(2,243,482)	(1,918,807)
(Payments of) proceeds from short-term borrowings, net	(25,749)	23,020	(14,486)
Dividends paid	(87,957)	(76,524)	(53,335)
Acquisitions of treasury stock and other	(3,145)	(21,483)	(11,409)
Exercise of stock options	2,015	4,540	19,415
Debt issuance costs	(13,588)	—	(2,839)
Settlement of derivatives	(3,574)	—	(33,935)
Payments for premium for debt extinguishment	—	—	(14,303)

Net cash (used in) provided by financing activities	(65,320)	(20,178)	10,412

Effects of exchange rates on cash	4,265	(4,413)	9,509

Net increase (decrease) in cash and cash equivalents	34,269	(46,072)	(63,402)

Cash and cash equivalents at beginning of year	77,627	123,699	187,101

Cash and cash equivalents at end of year	$111,896	$77,627	$123,699

See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Dollars and shares in thousands, except per share amounts)

						Accumulated Other
	Capital Stock		Treasury Stock		Retained	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Earnings	Income (Loss)	Equity
As of October 31, 2006	46,300	$56,765	30,542	$(81,643)	$922,593	$(32,378)	$865,337
Net income					156,457		156,457
Other comprehensive income (loss):
— foreign currency translation						41,735	41,735
— interest rate derivative, net of income tax expense of $466						864	864
— minimum pension liability adjustment, net of income tax expense of $7,232						17,360	17,360
— energy derivatives, net of income tax expense of $361						1,171	1,171

Comprehensive income							217,587

Adjustment to initially apply SFAS No. 158, net of income tax benefit of $7,769						(16,268)	(16,268)
Dividends paid (Note 10):
Class A — $0.92					(21,716)		(21,716)
Class B — $1.37					(31,619)		(31,619)
Treasury shares acquired	(204)		204	(11,409)			(11,409)
Stock options exercised	559	7,732	(559)	949			8,681
Tax benefit of stock options		8,076					8,076
Long-term incentive shares issued	38	2,104	(38)	64			2,168
Directors shares issued	6	479	(6)	11			490

As of October 31, 2007	46,699	$75,156	30,143	$(92,028)	$1,025,715	$12,484	$1,021,327
Net income					241,748		241,748
Other comprehensive income (loss):
— foreign currency translation						(82,953)	(82,953)
— interest rate derivative, net of income tax benefit of $433						(805)	(805)
— minimum pension liability adjustment, net of income tax expense of $920						2,979	2,979
— energy derivatives, net of income tax benefit of $1,954						(3,629)	(3,629)
— commodity hedge, net of income tax benefit of $482						(896)	(896)

Comprehensive income							156,444

Adjustment to initially apply FIN 48					(7,015)		(7,015)
Dividends paid:
Class A — $1.32					(31,591)		(31,591)
Class B — $1.97					(44,933)		(44,933)
Treasury shares acquired	(382)		382	(21,476)			(21,476)
Stock options exercised	283	3,949	(283)	484			4,433
Tax benefit of stock options		4,709					4,709
Long-term incentive shares issued	44	2,633	(44)	89			2,722

As of October 31, 2008	46,644	$86,446	30,198	$(112,931)	$1,183,925	$(72,820)	$1,084,620
Net income					110,646		110,646
Other comprehensive income (loss):
— foreign currency translation						32,868	32,868
— interest rate derivative, net of income tax expense of $128						318	318
— minimum pension liability adjustment, net of income tax benefit of $28,580						(51,092)	(51,092)
— energy derivatives, net of income tax expense of $1,579						3,908	3,908

Comprehensive income							96,648

Change in pension measurement date, net of income						(1,428)	(1,428)
tax benefit of $590
Dividends paid:
Class A — $1.52					(36,967)		(36,967)
Class B — $2.27					(50,990)		(50,990)
Treasury shares acquired	(100)		100	(3,145)			(3,145)
Stock options exercised	133	1,749	(133)	266			2,015
Tax benefit of stock options		575					575
Long-term incentive shares issued	260	7,734	(260)	533			8,267

As of October 31, 2009	46,937	$96,504	29,905	$(115,277)	$1,206,614	$(88,246)	$1,099,595

See accompanying Notes to Consolidated Financial Statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Business
Greif, Inc. and its subsidiaries (collectively, “Greif”, “our”, or the “Company”) principally manufacture industrial packaging products, complemented with a variety of value-added services, including blending, packaging, logistics and warehousing, and containerboard and corrugated products that it sells to customers in many industries throughout the world. The Company has operations in over 45 countries. In addition, the Company owns timber properties in the southeastern United States, which are actively harvested and regenerated, and also owns timber properties in Canada.
Due to the variety of its products, the Company has many customers buying different products and, due to the scope of the Company’s sales, no one customer is considered principal in the total operations of the Company.
Because the Company supplies a cross section of industries, such as chemicals, food products, petroleum products, pharmaceuticals and metal products, and must make spot deliveries on a day-to-day basis as its products are required by its customers, the Company does not operate on a backlog to any significant extent and maintains only limited levels of finished goods. Many customers place their orders weekly for delivery during the same week.
The Company’s raw materials are principally steel, resin, containerboard, old corrugated containers for recycling and pulpwood.
There are approximately 8,200 employees of the Company at October 31, 2009.
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of Greif, Inc. and all wholly-owned and majority-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for using the equity method.
The Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Certain prior year amounts have been reclassified to conform to the current year presentation.
The Company’s fiscal year begins on November 1 and ends on October 31 of the following year. Any references to the year 2009, 2008 or 2007, or to any quarter of those years, relates to the fiscal year ending in that year.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The most significant estimates are related to the allowance for doubtful accounts, inventory reserves, expected useful lives assigned to properties, plants and equipment, goodwill and other intangible assets, restructuring reserves, environmental liabilities, pension and postretirement benefits, income taxes, derivatives, net assets held for sale, self-insurance reserves and contingencies. Actual amounts could differ from those estimates.
Cash and Cash Equivalents
The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.
Receivables
Trade receivables represent amounts owed to us through our operating activities and are presented net of allowance for doubtful accounts. The allowance for doubtful accounts totaled $12.5 million and $13.5 million at October 31, 2009 and 2008, respectively. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company, the Company records a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount the Company reasonably believes will be collected. In addition, the Company recognizes allowances for bad debts based on the length of time receivables are past due with allowance percentages, based on its historical experiences, applied on a graduated scale relative to the age of the receivable amounts. If circumstances such as higher than expected bad debt experience or an unexpected material adverse change in a major customer’s ability to meet its financial obligations to the Company were to occur, the Company estimates of the recoverability of amounts due to the Company could change by a material amount. Amounts deemed uncollectible are written-off against an established allowance for doubtful accounts.

Concentration of Credit Risk and Major Customers
The Company maintains cash depository accounts with major banks throughout the world and invests in high quality short-term liquid instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. These investments mature within three months and the Company has not incurred any related losses.
Trade receivables can be potentially exposed to a concentration of credit risk with customers or in particular industries. Such credit risk is considered by management to be limited due to the Company’s many customers, none of which are considered principal in the total operations of the Company and doing business in a variety of industries throughout the world. The Company does not have an individual customer that exceeds 10% of total revenue. In addition, the Company performs ongoing credit evaluations of our customers’ financial conditions and maintains reserves for credit losses. Such losses historically have been within our expectations.
Inventories
On November 1, 2009, the Company elected to adopt the FIFO method of inventory valuation for all locations, whereas in all prior years inventory for certain U.S. locations was valued using the LIFO method. The Company believes that the FIFO method of inventory valuation is preferable because 1) the change conforms to a single method of accounting for all of the Company’s inventories on a U.S. and global basis, 2) the change simplifies financial disclosures, 3) financial statement comparability and analysis for investors and analysts is improved, and 4) the majority of the Company’s key competitors use FIFO. The comparative consolidated financial statements of prior periods presented have been adjusted to apply the new accounting method retrospectively. The change in accounting principle is reported through retrospective application as described in ASC 250, “Accounting Changes and Error Corrections.”
The following consolidated statement of operations line items for the year ended October 31, 2009, 2008 and 2007 were affected by the change in accounting principle:

	Year ended October 31, 2009
	As Reported	Adjustments	As Adjusted
Cost of products sold	$2,257,141	35,432	$2,292,573
Gross profit	535,076	(35,432)	499,644
Operating profit (Loss)	235,329	(35,432)	199,897
Debt extinguishment charge	782	—	782
Income before income tax expense and equity in earnings (losses) of affiliates	173,761	(35,432)	138,329
Income tax (benefit) expense	37,706	(13,645)	24,061

Net income (loss) attributable to Greif Inc.	$132,433	$(21,787)	$110,646

	Year ended October 31, 2008
	As Reported	Adjustments	As Adjusted
Cost of products sold	$3,097,760	(12,025)	$3,085,735
Gross profit	692,771	12,025	704,796
Operating profit (Loss)	370,286	12,025	382,311
Income before income tax expense and equity in earnings (losses) of affiliates	311,907	12,025	323,932
Income tax (benefit) expense	73,610	4,631	78,241

Net income (loss) attributable to Greif Inc.	$234,354	$7,394	$241,748

	Year ended October 31, 2007
	As Reported	Adjustments	As Adjusted
Cost of products sold	$2,726,195	(144)	$2,726,051
Gross profit	605,402	144	605,546
Operating profit (Loss)	289,582	144	289,726
Debt extinguishment charge	23,479	—	23,479
Income before income tax expense and equity in earnings (losses) of affiliates	211,635	144	211,779
Income tax (benefit) expense	53,544	55	53,599

Net income (loss) attributable to Greif Inc.	$156,368	$89	$156,457

The following consolidated balance sheet line items for the year ended October 31, 2009 and 2008 were affected by the change in accounting principle:

	For the period ended October 31, 2009
	As Reported	Adjustments	As Adjusted
Inventory	$227,432	11,419	$238,851

Total Assets	2,812,510	11,419	2,823,929

Deferred tax liabilities	156,755	4,397	161,152

Total liabilities	1,712,939	4,397	1,717,336

Retained earnings	1,199,592	7,022	1,206,614

ities and shareholders’ equity	$2,812,510	11,419	$2,823,929

	For the period ended October 31, 2008
	As Reported	Adjustments	As Adjusted
Inventory	$303,994	46,851	$350,845

Total Assets	2,745,898	46,851	2,792,749

Deferred tax liabilities	183,021	18,042	201,063

Total liabilities	1,686,358	18,042	1,704,400

Retained earnings	1,155,116	28,809	1,183,925

ities and shareholders’ equity	$2,745,898	46,851	$2,792,749

The Company also evaluates reserves for inventory obsolescence and losses under firm purchase commitments for goods or inventories.
The inventories are comprised as follows at October 31 for the year indicated (Dollars in thousands):

	2009	2008
Finished goods	$57,304	$71,659
Raw materials and work-in process	181,547	279,186

	$238,851	$350,845

Net Assets Held for Sale
Net assets held for sale represent land, buildings and land improvements for locations that have met the criteria of “held for sale” accounting, as specified by Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (codified under ASC 360 “Property, Plant, and Equipment”). As of October 31, 2009, there were fourteen locations held for sale (twelve in the Industrial Packaging segment and two in the Paper Packaging segment). In 2009, the Company recorded net sales of $5.5 million and net loss before taxes of $3.9 million associated with these properties, primarily related to the Industrial Packaging segment. For 2008, the Company recorded net sales of $15.4 million and net loss before taxes of $8.2 million, primarily related to the Industrial Packaging segment. The effect of suspending depreciation on the facilities held for sale is immaterial to the results of operations. The properties classified within net assets held for sale have been listed for sale and it is the Company’s intention to complete these sales within the upcoming year.
Goodwill and Other Intangibles
Goodwill is the excess of the purchase price of an acquired entity over the amounts assigned to assets and liabilities assumed in the business combination. The Company accounts for purchased goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (codified under ASC 350 “Intangibles — Goodwill and Other”). Under SFAS 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with finite lives, primarily customer relationships, patents and trademarks, continue to be amortized over their useful lives. The Company tests for impairment during the fourth quarter of each fiscal year, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist.

SFAS No. 142 requires that testing for goodwill impairment be conducted at the reporting unit level using a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the estimated fair value of these units. If the carrying value of a reporting unit exceeds its estimated fair value, the Company performs the second step of the goodwill impairment to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the estimated implied fair value of a reporting unit’s goodwill to its carrying value. The estimated implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the estimated fair value of a reporting unit to all of the assets and liabilities in that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the estimated fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.
The Company’s determination of estimated fair value of the reporting units is based on a combination of a discounted cash flow analysis and a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”). The discount rates used for impairment testing are based on the risk-free rate plus an adjustment for risk factors and is reflective of a typical market participant. The use of alternative estimates, peer groups or changes in the industry, or adjusting the discount rate, or EBITDA multiples used could affect the estimated fair value of the reporting units and potentially result in goodwill impairment. Any identified impairment would result in an expense to the Company’s results of operations. The Company performed its annual impairment test in fiscal 2009, 2008 and 2007, which resulted in no impairment charges. See Note 4 for additional information regarding goodwill and other intangible assets.
Acquisitions
From time to time, we acquire businesses and/or assets that augment and complement our operations. These acquisitions are accounted for under the purchase method of accounting. The consolidated financial statements include the results of operations from these business combinations as of the date of acquisition. Additional disclosure related to our acquisitions is provided in Note 2.
Internal Use Software
Internal use software is accounted for under Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (codified under ASC 985 “Software”). Internal use software is software that is acquired, internally developed or modified solely to meet the Company’s needs and for which, during the software’s development or modification, a plan does not exist to market the software externally. Costs incurred to develop the software during the application development stage and for upgrades and enhancements that provide additional functionality are capitalized and then amortized over a three- to ten- year period.
Properties, Plants and Equipment
Properties, plants and equipment are stated at cost. Depreciation on properties, plants and equipment is provided on the straight-line method over the estimated useful lives of the assets as follows:

Years

Buildings	30-45

Machinery and equipment	3-19
Depreciation expense was $88.6 million, $92.9 million, $89.6 million, in 2009, 2008 and 2007, respectively. Expenditures for repairs and maintenance are charged to expense as incurred. When properties are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and related allowance accounts. Gains or losses are credited or charged to income as incurred.
For 2009, the Company recorded a gain on disposal of properties, plants and equipment, net of $34.4 million, primarily consisting of a $17.2 million pre-tax net gain on the sale of specific Industrial Packaging segment assets and locations in North America and $14.8 million in net gains from the sale of surplus and HBU timber properties.
The Company owns timber properties in the southeastern United States and in Canada. With respect to the Company’s United States timber properties, which consisted of approximately 256,700 acres at October 31, 2009, depletion expense on timber properties is computed on the basis of cost and the estimated recoverable timber. Depletion expense was $2.9 million, $4.2 million and $4.3 million in 2009, 2008 and 2007, respectively. The Company’s land costs are maintained by tract. The Company begins recording pre-merchantable timber costs at the time the site is prepared for planting. Costs capitalized during the establishment period include site preparation by aerial spray, costs of seedlings, planting costs, herbaceous weed control, woody release, labor and machinery use, refrigeration rental and trucking for the seedlings. The Company does not capitalize interest costs in the process. Property taxes are expensed as incurred. New road construction costs are capitalized as land improvements and depreciated over 20 years. Road repairs and maintenance costs are expensed as incurred. Costs after establishment of the seedlings, including management costs, pre-commercial thinning costs and fertilization costs, are expensed as incurred. Once the timber becomes merchantable, the cost is transferred from the pre-merchantable timber category to the merchantable timber category in the depletion block.

Merchantable timber costs are maintained by five product classes, pine sawtimber, pine chip-n-saw, pine pulpwood, hardwood sawtimber and hardwood pulpwood, within a depletion block, with each depletion block based upon a geographic district or subdistrict. Currently, the Company has eight depletion blocks. These same depletion blocks are used for pre-merchantable timber costs. Each year, the Company estimates the volume of the Company’s merchantable timber for the five product classes by each depletion block. These estimates are based on the current state in the growth cycle and not on quantities to be available in future years. The Company’s estimates do not include costs to be incurred in the future. The Company then projects these volumes to the end of the year. Upon acquisition of a new timberland tract, the Company records separate amounts for land, merchantable timber and pre-merchantable timber allocated as a percentage of the values being purchased. These acquisition volumes and costs acquired during the year are added to the totals for each product class within the appropriate depletion block(s). The total of the beginning, one-year growth and acquisition volumes are divided by the total undepleted historical cost to arrive at a depletion rate, which is then used for the current year. As timber is sold, the Company multiplies the volumes sold by the depletion rate for the current year to arrive at the depletion cost.
The Company’s Canadian timber properties, which consisted of approximately 25,050 acres at October 31, 2009, are not actively managed at this time, and therefore, no depletion expense is recorded.
Variable Interest Entities
Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) 46(R), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Board (“ARB”) No. 51”, (codified under ASC 810 “Consolidation”), provides a framework for identifying variable interest entities (“VIE’s”) and determining when a company should include the assets, liabilities, noncontrolling interests and results of operations of a VIE in its consolidated financial statements. In general, a VIE is a corporation, partnership, limited liability company, trust or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. FIN 46(R) requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party absorbs a majority of the VIE’s losses), or both.
The Company has consolidated the assets and liabilities of STA Timber LLC (“STA Timber”) in accordance with FIN 46(R), Consolidation. Because STA Timber is a separate and distinct legal entity from Greif, Inc. and its other subsidiaries, the assets of STA Timber are not available to satisfy the liabilities and obligations of these entities and the liabilities of STA Timber are not liabilities or obligations of these entities. The Company has also consolidated the assets and liabilities of the buyer-sponsored purpose entity (the “Buyer SPE”) involved in these transaction as the result of FIN 46(R). However, because the Buyer SPE is a separate and distinct legal entity from Greif, Inc. and its other subsidiaries, the assets of the Buyer SPE are not available to satisfy the liabilities and obligations of the Company and the liabilities of the Buyer SPE are not liabilities or obligations of the Company.
Asset Retirement Obligations
The Company accounts for asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” and FIN 47, “Accounting for Conditional Asset Retirement Obligations” (codified under ASC 410 “Asset Retirement and Environmental Obligations”). A liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists and the liability can be reasonably estimated. The liability is accreted over time and the asset is depreciated over the remaining life of the related asset. Upon settlement of the liability, the Company will recognize a gain or loss for any difference between the settlement amount and the liability recorded. Asset retirement obligations with indeterminate settlement dates are not recorded until such dates can be reasonably estimated.
Environmental Cleanup Costs
The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernable. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable and can be reasonably estimated. The Company’s estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs.
Self-Insurance
The Company is self-insured with respect to certain of its medical and dental claims and certain of its workers’ compensation claims. The Company has recorded an estimated liability for self-insured medical and dental claims incurred but not reported and workers’ compensation claims and claims incurred but not reported of $4.0 million and $21.5 million, respectively, at October 31, 2009 and $4.1 million and $20.6 million, respectively, at October 31, 2008.

Income Taxes
Income taxes are accounted for under SFAS No. 109, “Accounting for Income Taxes” (codified under ASC 740 “Income Taxes”). In accordance with this Statement, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as measured by enacted tax rates that are expected to be in effect in the periods when the deferred tax assets and liabilities are expected to be settled or realized. Valuation allowances are established where expected future taxable income does not support the realization of the deferred tax assets.
The Company’s effective tax rate is based on income, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.
In the first quarter of fiscal 2008, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes” (codified under ASC 740 “Income Taxes”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes” (codified under ASC 740 “Income Taxes”). This standard provides that a tax benefit from uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The Company’s effective tax rate includes the impact of reserve provisions and changes to reserves that it considers appropriate as well as related interest and penalties.
A number of years may elapse before a particular matter, for which the Company has established a reserve, is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that its reserves reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would require use of the Company’s cash. Favorable resolution would be recognized as a reduction to the Company’s effective tax rate in the period of resolution.
Restructuring Charges
We account for all exit or disposal activities in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (codified under ASC 420 “Exit or Disposal Cost Obligations”). Under SFAS No. 146, a liability is measured at its fair value and recognized as incurred. Additional disclosure related to our restructuring charges is provided in Note 5.
Stock-Based Compensation Expense
On November 1, 2005, the Company adopted SFAS No. 123(R), “Share-Based Payment” (codified under ASC 718 “Compensation — Stock Compensation.”) This standard requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards made to employees and directors, including stock options, restricted stock, restricted stock units and participation in the Company’s employee stock purchase plan. In adopting this guidance, the Company used the modified prospective application transition method, as of November 1, 2005, the first day of the Company’s fiscal year 2006.
SFAS No. 123(R) guidance requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s consolidated statements of income over the requisite service periods. Share-based compensation expense recognized in the Company’s consolidated statements of income for 2007 includes compensation expense for share-based awards granted prior to, but not yet vested as of November 1, 2005, based on the grant date fair value estimated in accordance with the guidance of the standard. No options were granted in 2009, 2008, and 2007. For any options granted in the future, compensation expense will be based on the grant date fair value estimated in accordance with the guidance of the standard. There was no share-based compensation expense recognized under the standard for 2009 and 2008 and $0.1 million was recognized for 2007.
The Company uses the straight-line single option method of expensing stock options to recognize compensation expense in its consolidated statements of income for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense will be reduced to account for estimated forfeitures. SFAS No. 123(R) guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
Equity Earnings and Minority Interests
Equity earnings represent investments in affiliates in which the Company does not exercise control and has a 20% or more voting interest. Such investments in affiliates are accounted for using the equity method of accounting. If the fair value of an investment in an affiliate is below its carrying value and the difference is deemed to be other than temporary, the difference between the fair value and the carrying value is charged to earnings. The Company has an equity interest in six affiliates, and the equity earnings of these interests were recorded in net income. Equity earnings (losses) for 2009, 2008, and 2007 were ($0.4) million, $1.6 million and $0.3 million, respectively. Dividends received from our equity method subsidiaries were $0.5 million, $0.1 million, and $0.2 million for the years ending October 31, 2009, 2008, and 2007, respectively.

The Company records minority interest expense which reflects the portion of the earnings of majority-owned operations which are applicable to the minority interest partners. The Company has majority holdings in various companies, and the minority interests of other persons in the respective net income of these companies were recorded as an expense. Minority interest expense for 2009, 2008, and 2007 was $3.2 million, $5.6 million, and $1.7 million, respectively.
Earnings per Share
The Company has two classes of common stock and, as such, applies the “two-class method” of computing earnings per share as prescribed in SFAS No. 128, “Earnings Per Share” (codified under ASC 260 “Earnings Per Share”). In accordance with the Statement, earnings are allocated first to Class A and Class B Common Stock to the extent that dividends are actually paid and the remainder allocated assuming all of the earnings for the period have been distributed in the form of dividends.
The following is a reconciliation of the shares used to calculate basic and diluted earnings per share (1) :

For the years ended October 31,	2009	2008	2007
Class A Common Stock:
Basic earnings per share	24,328,724	23,932,045	23,594,814
Assumed conversion of stock options	328,353	441,611	577,794

Diluted earnings per share	24,657,077	24,373,656	24,172,608

Class B Common Stock:
Basic and diluted earnings per share	22,475,707	22,797,825	22,994,494

(1)	All share information presented in this table has been adjusted to reflect a 2-for-1 stock split of the Company’s shares of Class A and Class B Common Stock distributed on April 11, 2007.
There were no Class A options that were antidilutive for 2009, 2008 and 2007.
The Company calculates Class A EPS as follows: (i) multiply 40% times the average Class A shares outstanding, then divide that amount by the product of 40% of the average Class A shares outstanding plus 60% of the average Class B shares outstanding to get a percentage, (ii) undistributed net income divided by the average Class A shares outstanding, (iii) multiply item (i) by item (ii), (iv) add item (iii) to the Class A cash dividend. Diluted shares are factored into calculation.
The Company calculates Class B EPS as follows: (i) multiply 60% times the average Class B shares outstanding, then divide that amount by the product of 40% of the average Class A shares outstanding plus 60% of the average Class B shares outstanding to get a percentage, (ii) undistributed net income divided by the average Class B shares outstanding, (iii) multiply item (i) by item (ii), (iv) add item (iii) to the Class B cash dividend. Class B diluted EPS is identical to Class B basic EPS.

(In millions except for per share data)	2009	2008	2007

Numerator
Numerator for basic and diluted EPS —
Net Income	$110.6	$241.7	$156.5
Cash dividends	88.0	76.5	53.3
Undistributed net income	$22.6	$165.2	$103.2

Denominator
Denominator for basic EPS —
Class A Common Stock	24.3	23.9	23.6
Class B Common Stock	22.5	22.8	23.0
Denominator for diluted EPS —
Class A Common Stock	24.7	24.4	24.2
Class B Common Stock	22.5	22.8	23.0

EPS Basic
Class A Common Stock	$1.91	$4.16	$2.70
Class B Common Stock	$2.86	$6.23	$4.04
EPS Diluted
Class A Common Stock	$1.91	$4.11	$2.65
Class B Common Stock	$2.86	$6.23	$4.04

Restricted Stock
Under the Company’s Long-Term Incentive Plan and the 2005 Outside Directors Equity Award Plan, the Company granted 243,107 and 16,568 shares of restricted stock with a weighted average grant date fair value of $32.03 and $28.96, respectively, in 2009. The Company granted 35,938 and 7,664 shares of restricted stock with a weighted average grant date fair value of $62.38 and $62.58, under the Company’s Long-Term Incentive Plan and the 2005 Outside Directors Equity Award Plan, respectively, in 2008. All restricted stock awards are fully vested upon being awarded.
Revenue Recognition
The Company recognizes revenue when title passes to customers or services have been rendered, with appropriate provision for returns and allowances. Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (codified under ASC 605 “Revenue Recognition”).
Timberland disposals, timber and special use property revenues are recognized when closings have occurred, required down payments have been received, title and possession have been transferred to the buyer, and all other criteria for sale and profit recognition have been satisfied.
The Company reports the sale of surplus and higher and better use (“HBU”) property in our consolidated statements of income under “gain on disposals of properties, plants and equipment, net” and reports the sale of development property under “net sales” and “cost of products sold.” All HBU and development property, together with surplus property, is used by the Company to productively grow and sell timber until sold.
Shipping and Handling Fees and Costs
The Company includes shipping and handling fees and costs in cost of products sold.
Other Expense, Net
Other expense, net primarily represents Non-United States trade receivables program fees, currency translation and remeasurement gains and losses and other infrequent non-operating items.
Currency Translation
In accordance with SFAS No. 52, “Foreign Currency Translation” (codified under ASC 830 “Foreign Currency Matters”), the assets and liabilities denominated in a foreign currency are translated into United States dollars at the rate of exchange existing at year-end, and revenues and expenses are translated at average exchange rates.
The cumulative translation adjustments, which represent the effects of translating assets and liabilities of the Company’s international operations, are presented in the consolidated statements of changes in shareholders’ equity in accumulated other comprehensive income (loss). The transaction gains and losses are credited or charged to income. The amounts included in other income (expense) related to transaction gain and losses, net of tax were $(0.7) million $(1.3) million, and $(2.8) million in 2009, 2008 and 2007, respectively.
Derivative Financial Instruments
In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (codified under ASC 815 “Derivatives and Hedging”), the Company records all derivatives in the consolidated balance sheets as either assets or liabilities measured at fair value. Dependent on the designation of the derivative instrument, changes in fair value are recorded to earnings or shareholders’ equity through other comprehensive income (loss).
The Company uses interest rate swap agreements for cash flow hedging purposes. For derivative instruments that hedge the exposure of variability in interest rates, designated as cash flow hedges, the effective portion of the net gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.
Interest rate swap agreements that hedge against variability in interest rates effectively convert a portion of floating rate debt to a fixed rate basis, thus reducing the impact of interest rate changes on future interest expense. The Company uses the “variable cash flow method” for assessing the effectiveness of these swaps. The effectiveness of these swaps is reviewed at least every quarter. Hedge ineffectiveness has not been material during any of the years presented herein.

The Company enters into currency forward contracts to hedge certain currency transactions and short-term intercompany loan balances with its international businesses. In addition, the Company uses cross-currency swaps to hedge a portion of its net investment in its European subsidiaries. Such contracts limit the Company’s exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market value as of each balance sheet date, with the resulting changes in fair value being recognized in other comprehensive income (loss).
The Company uses derivative instruments to hedge a portion of its natural gas. These derivatives are designated as cash flow hedges. The effective portion of the net gain or loss is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period during which the hedged transaction affects earnings.
Any derivative contract that is either not designated as a hedge, or is so designated but is ineffective, is adjusted to market value and recognized in earnings immediately. If a cash flow hedge ceases to qualify for hedge accounting or is terminated, the contract would continue to be carried on the balance sheet at fair value until settled and future adjustments to the contract’s fair value would be recognized in earnings immediately. If a forecasted transaction were no longer probable to occur, amounts previously deferred in accumulated other comprehensive income (loss) would be recognized immediately in earnings.
Recent Accounting Standards
In December 2007, the FASB issued SFAS No. 141(R), (codified under ASC 805 “Business Combinations”), which replaces SFAS No. 141. The objective of SFAS No. 141(R) is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. SFAS No. 141(R) will apply to any acquisition entered into on or after November 1, 2009, but will have no effect on the Company’s consolidated financial statements for the fiscal year ending October 31, 2009 incorporated herein. Refer to Note 17 for the financial impact on adoption of SFAS No. 141(R) as of November 1, 2009.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (codified under ASC 820 “Fair Value Measurements and Disclosures”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value within GAAP and expands required disclosures about fair value measurements. In November 2007, the FASB provided a one year deferral for the implementation of SFAS No. 157 for nonfinancial assets and liabilities. The Company adopted SFAS No. 157 on February 1, 2008, as required. The adoption of SFAS No. 157 did not have a material impact on the Company’s financial condition and results of operations. Refer to Note 8 for the fair value hierarchy provisions of SFAS No. 157.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (codified under ASC 825 “Financial Instruments”). SFAS No. 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. SFAS No. 159 was effective for the Company on November 1, 2008. Since the Company has not utilized the fair value option for any allowable items, the adoption of SFAS No. 159 did not have a material impact on the Company’s financial condition or results of operations.
In December 2007, the FASB issued SFAS No. 160, “Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” (codified under ASC 810 “Consolidation”). The objective of SFAS No. 160 is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 also changes the way the consolidated financial statements are presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and expands disclosures in the consolidated financial statements that clearly identify and distinguish between the parent’s ownership interest and the interest of the noncontrolling owners of a subsidiary. The provisions of SFAS No. 160 are to be applied prospectively as of the beginning of the fiscal year in which SFAS No. 160 is adopted, except for the presentation and disclosure requirements, which are to be applied retrospectively for all periods presented. SFAS No. 160 will be effective for the Company’s financial statements for the fiscal year beginning November 1, 2009. The Company is in the process of evaluating the impact that the adoption of SFAS No. 160 may have on its consolidated financial statements. However, the company does not anticipate a material impact on its financial condition, results of operations or cash flows.
In December 2008, the FASB issued FASB Staff Position FAS 132(R)-1, “Employers’ Disclosures About Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”) (codified under ASC 715 “Compensation — Retirement Benefits”), to provide guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. FSP FAS 132(R)-1 requires employers to disclose information about fair value measurements of plan assets similar to SFAS No. 157, “Fair Value Measurements.” The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and (e) significant concentrations of risk within plan assets. The disclosures required by FSP FAS 132(R)-1 will be effective for the Company’s financial statements for the fiscal year beginning November 1, 2009. The Company is in the process of evaluating the impact that the adoption of FAS 132(R)-1 may have on its consolidated financial statements and related disclosures, However, the company does not anticipate a material impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (not yet codified) The Statement amends SFAS No. 140 to improve the information provided in financial statements concerning transfers of financial assets, including the effects of transfers on financial position, financial performance and cash flows, and any continuing involvement of the transferor with the transferred financial assets. The provisions of SFAS 166 are effective for the Company’s financial statements for the fiscal year beginning November 1, 2010. The Company is in the process of evaluating the impact that the adoption of SFAS 166 may have on its consolidated financial statements and related disclosures, However, the Company does not anticipate a material impact on its financial condition, results of operations or cash flows.
In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (not yet codified). SFAS 167 amends FIN 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. It also amends FIN 46(R) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The provisions of SFAS 167 are effective for the Company’s financial statements for the fiscal year beginning November 1, 2010. The Company is in the process of evaluating the impact that the adoption of SFAS No. 167 may have on its consolidated financial statements and related disclosures. However, Company does not anticipate a material impact on its financial condition, results of operations or cash flows.
In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” This standard replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” and establishes two levels of GAAP, authoritative and non-authoritative. The FASB Accounting Standards Codification (the “Codification” or ASC) will become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. The Company adopted the codification standards which do not have a financial impact other than references to authoritative literature incorporated herein.
NOTE 2 — ACQUISITIONS, DIVESTITURES AND OTHER SIGNIFICANT TRANSACTIONS
During 2009, the Company completed acquisitions of five industrial packaging companies and one paper packaging company and made a contingent purchase price payment related to a 2005 acquisition for an aggregate purchase price of $90.8 million. These six acquisitions consisted of two North American industrial packaging companies in February 2009, the acquisition of a North American industrial packaging company in June 2009, the acquisition of an industrial packaging company in Asia in July 2009, the acquisition of a South American industrial packaging company in October 2009, and the acquisition of a 75% interest in a North American paper packaging company in October 2009. These industrial packaging and paper packaging acquisitions are expected to complement the Company’s existing product lines that together will provide growth opportunities and economies of scale. These acquisitions, included in operating results from the acquisition dates, were accounted for using the purchase method of accounting and, accordingly, the purchase prices were allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the dates of acquisition. The estimated fair values of the net assets acquired were $30.1 million (including $8.4 million of accounts receivable and $4.4 million of inventory) and liabilities assumed were $20.7 million. Identifiable intangible assets, with a combined fair value of $31.5 million, including trade-names, customer relationships, and certain non-compete agreements, have been recorded for these acquisitions. The excess of the purchase prices over the estimated fair values of the net tangible and intangible assets acquired of $49.9 million was recorded as goodwill. The final allocation of the purchase prices may differ due to additional refinements in the fair values of the net assets acquired as well as the execution of consolidation plans to eliminate duplicate operations, in accordance with SFAS No. 141 “Business Combinations.” This is due to the valuation of certain other assets and liabilities that are subject to refinement and therefore the actual fair value may vary from the preliminary estimates. Adjustments to the acquired net assets resulting from final valuations are not expected to be significant. These acquisitions, included in operating results from the acquisition dates, were accounted for using the purchase method of accounting and, accordingly, the purchase prices were allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the dates of acquisition. The Company is finalizing certain closing date adjustments with the sellers, as well as the allocation of income tax adjustments.
As of the completion date of the acquisitions made during 2009, the Company began to formulate various restructuring plans at certain of the acquired businesses discussed above. The Company’s restructuring plans for certain of these newly acquired businesses preliminarily include plans to consolidate locations.
During 2009, the Company sold specific Industrial Packaging segment assets and facilities in North America. The net gain from these sales was $17.2 million and is included in gain on disposal of properties, plants, and equipment, net in the accompanying consolidated statement of income.
During 2008, the Company completed acquisitions of four industrial packaging companies and one paper packaging company and made a contingent purchase price payment related to a 2005 acquisition for an aggregate purchase price of $90.3 million. These five acquisitions consisted of a joint venture in the Middle East in November 2007, acquisition of a 70% interest in a South American company in November 2007, the acquisition of a North American company in December 2007, the acquisition of a company in Asia in May 2008, and the acquisition of a North American paper packaging company in July 2008. These industrial packaging and paper packaging acquisitions complemented the

Company’s existing product lines that together provided growth opportunities and scale. These acquisitions, included in operating results from the acquisition dates, were accounted for using the purchase method of accounting and, accordingly, the purchase prices were allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the dates of acquisition. The estimated fair values of the net assets acquired were $73.6 million (including $12.2 million of accounts receivable and $7.4 million of inventory) and liabilities assumed were $43.2 million. Identifiable intangible assets, with a combined fair value of $19.5 million, including trade-names, customer relationships, and certain non-compete agreements, have been recorded for these acquisitions. The excess of the purchase prices over the estimated fair values of the net tangible and intangible assets acquired of $40.4 million was recorded as goodwill. The Company is finalizing the allocation of income tax adjustments. The Company is required to make a contingent payment in 2010 based on a fixed percentage of earnings before interest, taxes, depreciation and amortization for one acquisition. This payment is currently being negotiated and is not expected to be material. Furthermore, in December 2010, the Company is required to pay $5.0 million to purchase the land and building that is currently being leased from the seller of one North American industrial packaging acquisition.
During 2008, the Company implemented various restructuring plans at certain of the 2008 acquired businesses discussed above. The Company’s restructuring activities, which were accounted for in accordance with Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” and primarily have included reductions in staffing levels, other exit costs associated with the consolidation of certain management or sales and marketing personnel, and the reduction of excess capacity. In connection with these restructuring activities, as part of the cost of the above acquisitions, the Company established reserves, primarily for severance and excess facilities, in the amount of $4.9 million, of which $2.8 million remained in the restructuring reserve at October 31, 2009. These accruals have been recorded as liabilities to the opening balance sheets (increases to goodwill) pursuant to the provisions of the guidance. These charges primarily reflect severance, other exit costs associated with the consolidation of certain sales and marketing personnel, and the reduction of excess capacity.
During 2008, the Company sold a business unit in Australia, a 51% interest in a Zimbabwean operation, three North American paper packaging operations and a North American industrial packaging operation. The net gain from these divestitures was $31.6 million and is included in gain on disposal of properties, plants, and equipment, net in the accompanying consolidated statement of income. Included in the gain calculation for the disposal in Australia was the reclass to net income of a gain of $37.4 million of accumulated foreign currency translation adjustments.
Had the transactions occurred on November 1, 2006, results of operations would not have differed materially from reported results.
NOTE 3 — SALE OF NON-UNITED STATES ACCOUNTS RECEIVABLE
Pursuant to the terms of a Receivable Purchase Agreement (the “RPA”) dated October 28, 2004 between Greif Coordination Center BVBA, an indirect wholly-owned subsidiary of Greif, Inc., and a major international bank, the seller agreed to sell trade receivables meeting certain eligibility requirements that seller had purchased from other indirect wholly-owned subsidiaries of Greif, Inc., including Greif Belgium BVBA, Greif Germany GmbH, Greif Nederland BV, Greif Spain SA and Greif UK Ltd, under discounted receivables purchase agreements and from Greif France SAS under a factoring agreement. The RPA was amended on October 28, 2005 to include receivables originated by Greif Portugal Lda, also an indirect wholly-owned subsidiary of Greif, Inc. In addition, on October 28, 2005, Greif Italia S.P.A., also an indirect wholly-owned subsidiary of Greif, Inc., entered into the Italian Receivables Purchase Agreement with the Italian branch of the major international bank (the “Italian RPA”) with Greif Italia S.P.A., agreeing to sell trade receivables that meet certain eligibility criteria to the Italian branch of the major international bank. The Italian RPA is similar in structure and terms as the RPA. The RPA was amended April 30, 2007 to include receivables oriented by Greif Packaging Belgium NV, Greif Packaging France SAS and Greif Packaging Spain SA, all wholly-owned subsidiaries of Greif, Inc. The maximum amount of receivables that may be sold under the RPA and the Italian RPA is €115 million ($170.2 million) at October 31, 2009.
In October 2007, Greif Singapore Pte. Ltd., an indirect wholly-owned subsidiary of Greif Inc., entered into the Singapore Receivable Purchase Agreement (the “Singapore RPA”) with a major international bank. The maximum amount of aggregate receivables that may be sold under the Singapore RPA is 15.0 million Singapore Dollars ($10.7 million) at October 31, 2009.
In October 2008, Greif Embalagens Industriais do Brasil Ltda., an indirect wholly-owned subsidiary of Greif Inc., entered into agreements (the “Brazil Agreements”) with Brazilian banks. There is no maximum amount of aggregate receivables that may be sold under the Brazil Agreements; however, the sale of individual receivables is subject to approval by the banks.
In May 2009, an indirect wholly-owned Malaysian subsidiary of Greif, Inc., entered into the Malaysian Receivables Purchase Agreement (“the Malaysian Agreements”) with Malaysian Banks. The maximum amount of the aggregate receivables that may be sold under the Malaysian Agreements is 15.0 million Malaysian Ringgits ($4.4 million at October 31, 2009).
The structure of the transactions provide for a legal true sale, on a revolving basis, of the receivables transferred from the various Greif, Inc. subsidiaries to the respective banks. The bank funds an initial purchase price of a certain percentage of eligible receivables based on a formula with the initial purchase price approximating 75% to 90% of eligible receivables. The remaining deferred purchase price is settled upon collection of the receivables. At the balance sheet reporting dates, the Company removes from accounts receivable the amount of proceeds received from the initial purchase price since they meet the applicable criteria of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (codified under ASC 860 “Transfers and Servicing”), and continues to recognize the deferred purchase price in its accounts receivable. The receivables are sold on a non-recourse basis with the total funds in the servicing collection accounts pledged to the banks between settlement dates. At October 31, 2009 and October 31, 2008, €77.0 million ($114.0 million) and €106.0 million ($137.8 million), respectively, of accounts receivable were sold under the RPA and Italian RPA. At October 31, 2009 and October 31, 2008, 5.6 million Singapore Dollars ($4.0 million) and 7.8 million Singapore Dollars ($5.3 million), respectively, of accounts receivable were sold under the Singapore RPA. At October 31, 2009 and October 31, 2008, 13.3 million Brazilian Reais ($7.6 million) and 9.5 million Brazilian Reais ($4.5 million), respectively, of accounts receivable were sold under the Brazil Agreements. At October 31, 2009, 6.3 million Malaysian Ringgits ($1.8 million) of accounts receivable were sold under the Malaysian Agreements.
At the time the receivables are initially sold, the difference between the carrying amount and the fair value of the assets sold are included as a loss on sale in the consolidated statements of income.
Expenses, primarily related to the loss on sale of receivables, associated with the RPA and Italian RPA totaled €3.7 million ($5.5 million), €5.9 million ($7.9 million), and €3.7 million ($5.0 million) for the year ended October 31, 2009, 2008, and 2007, respectively.
Expenses associated with the Singapore RPA totaled 0.3 million Singapore Dollars ($0.2 million) for the year ended October 31, 2009 and were insignificant for the years ended October 31, 2008 and 2007.
Expenses associated with the Brazil Agreements totaled 1.3 million Brazilian Reais ($0.8 million) for the year ended October 31, 2009 and were insignificant for the year ended October 31, 2008. There were no expenses for the year ended October 31, 2007 as the Brazil Agreement did not commence until October 2008.
Expenses associated with the Malaysian Agreements totaled 0.2 million Malaysian Ringgits ($0.1 million) for the year ended October 31, 2009. There were no expenses for the years ended October 31, 2008 and 2007 as the Malaysian Agreement did not commence until May 2009.
Additionally, the Company performs collections and administrative functions on the receivables sold similar to the procedures it uses for collecting all of its receivables, including receivables that are not sold under the RPA, the Italian RPA, the Singapore RPA, the Brazil Agreements, and the Malaysian Agreements. The servicing liability for these receivables is not material to the consolidated financial statements.
NOTE 4 — GOODWILL AND OTHER INTANGIBLE ASSETS
The Company annually reviews goodwill and indefinite-lived intangible assets for impairment as required by SFAS No. 142. The Company’s business segments have been identified as reporting units, of which two contain goodwill that is assessed for impairment. A reporting unit is the operating segment, or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. The Company has concluded that no impairment exists at this time.
Changes to the carrying amount of goodwill for the years ended October 31, 2009 and 2008 are as follows (Dollars in thousands):

	Industrial	Paper,
	Packaging &	Packaging &
	Services	Services	Total
Balance at October 31, 2007	$468,132	$25,120	$493,252
Goodwill acquired	39,663	7,970	47,633
Goodwill adjustments	(2,237)	(170)	(2,407)
Goodwill disposals	(8,255)	(259)	(8,514)
Currency translation	(16,991)	—	(16,991)

Balance at October 31, 2008	$480,312	$32,661	$512,973
Goodwill acquired	20,658	29,250	49,908
Goodwill adjustments	10,634	(511)	10,123
Currency translation	19,113	—	19,113

Balance at October 31, 2009	$530,717	$61,400	$592,117

The 2009 goodwill acquired of $49.9 million is preliminary since the Company has not finalized the purchase price allocation as of October 31, 2009, as defined under SFAS No. 141. Of the goodwill included in 2009, $20.7 million of goodwill relates to the acquisition of industrial packaging companies in North America, South America, and Asia, and $29.2 million relates to an acquisition of a 75% interest in a paper packaging company in North America. The goodwill adjustments represent a net increase in goodwill of $10.1 million primarily related to finalization of the purchase price allocations of prior year acquisitions.
The 2008 goodwill acquired of $47.6 million related to the acquisition of industrial packaging companies in North and South America, the Middle East and Southeast Asia, and $8.0 million related to an acquisition of a paper packaging company in North America. The goodwill disposals of $8.5 million primarily represented the divestiture of the Australian drum operations and the sale of plants in North America. The goodwill adjustments represented a net decrease in goodwill of $2.4 million primarily related to finalization of the purchase price allocations of prior year acquisitions.

All intangible assets for the periods presented, excluding the goodwill items discussed above and except for $12.5 million, related to the Tri-Sure Trademark, Blagden Express Tradename, Closed-loop Tradename, and Box Board Tradename, are subject to amortization and are being amortized using the straight-line method over periods that range from 5 to 20 years. The details of other intangible assets by class as of October 31, 2009 and October 31, 2008 are as follows (Dollars in thousands):

	Gross
	Intangible	Accumulated	Net Intangible
	Assets	Amortization	Assets
October 31, 2009:
Trademarks and patents	$35,081	$15,457	$19,624
Non-compete agreements	18,842	6,143	12,699
Customer relationships	110,298	17,190	93,108
Other	11,018	5,079	5,939

Total	$175,239	$43,869	$131,370

October 31, 2008:
Trademarks and patents	$29,996	$13,066	$16,930
Non-compete agreements	16,514	3,470	13,044
Customer relationships	80,017	10,741	69,276
Other	9,624	4,450	5,174

Total	$136,151	$31,727	$104,424

During 2009, other intangible assets, net of accumulated amortization, increased by $26.9 million. Gross intangibles increased by $31.5 million due to acquisitions of Industrial Packaging companies in North America, South America and Asia as well as a 75% interest in a Paper Packaging company in North America. Currency translation increased the other intangible assets by $6.3 million. The range of amortization period of the intangibles acquired in 2009 is 5 to 15 years and the weighted average amortization period of the intangibles acquired in 2009 is 13.8 years. Amortization expense was $11.0 million, $9.2 million and $8.3 million for 2009, 2008 and 2007, respectively. Amortization expense for the next five years is expected to be $15.8 million in 2010, $14.9 million in 2011, $14.1 million in 2012, $10.9 million in 2013 and $9.1 million in 2014.
NOTE 5 — RESTRUCTURING CHARGES
The focus for restructuring activities in 2009 was on business realignment to address the adverse impact resulting from the sharp decline in business throughout the economy and further implementation of the Greif Business System and specific contingency actions. During 2009, the Company recorded restructuring charges of $66.6 million, consisting of $28.4 million in employee separation costs, $19.6 million in asset impairments, $0.3 million in professional fees, and $18.3 million in other restructuring costs, primarily consisting of facility consolidation and lease termination costs. In addition, the Company recorded $10.8 million in restructuring-related inventory charges in costs of products sold. Nineteen company-owned plants in the Industrial Packaging segment were closed. There were a total of 1,294 employees severed throughout 2009 as part of our restructuring efforts. Within our Paper Packaging segment, we recorded a reversal of severance expense in the amount of $2.1 million related to the actual costs coming in lower than estimates due to projected severed employees being employed by the acquirer of the closed plants.
For each relevant business segment, costs incurred in 2009 are as follows (Dollars in thousands):

			Amounts
	Amounts	Amounts	remaining
	expected to be	Incurred	to be
	incurred	in 2009	incurred
Industrial Packaging:
Employee separation costs	$41,268	$29,113	$12,155
Asset impairments	19,558	19,558	—
Professional fees	1,504	334	1,170
Inventory adjustments	10,772	10,772	—
Other restructuring costs	28,570	16,737	11,833

	101,672	76,514	25,158

Paper Packaging:
Employee separation costs	1,943	(868)	2,811
Asset impairments	38	38	—
Other restructuring costs	1,696	1,515	181

	3,677	685	2,992

Timber:
Employee separation costs	163	163	—

	$105,512	$77,362	$28,150

The total amounts expected to be incurred above, some of which have been accrued, are from open restructuring plans which are anticipated to be realized in 2010. Following is a reconciliation of the beginning and ending restructuring reserve balances for the years ended October 31, 2009 and 2008 (Dollars in thousands):

	Cash Charges
	Employee		Non-cash Charges
	Separation		Asset	Inventory
	Costs	Other costs	Impairments	Write-down	Total
Balance at October 31, 2007	$12,296	$3,480	$—	$—	$15,776
Costs incurred and charged to expense	20,550	10,277	12,375	—	43,202
Reserves established in the purchase price of business combinations	1,111	147	—	—	1,258
Costs paid or otherwise settled	(19,544)	(13,170)	(12,375)	—	(45,089)

Balance at October 31, 2008	$14,413	$734	$—	$—	$15,147

Costs incurred and charged to expense, net*	28,408	18,586	19,596	10,772	77,362
Reserves established in the purchase price of business combinations	971	2,971	3,771	—	7,713
Costs paid or otherwise settled	(34,553)	(16,215)	(23,367)	(10,772)	(84,907)

Balance at October 31, 2009	$9,239	$6,076	$—	$—	$15,315

*	Includes reversal of severance expense of $2.1 million related to the actual costs coming in lower than estimates due to projected severed employees being employed by the acquirer of closed plants
The focus for restructuring activities in 2008 was on the integration of recent acquisitions in the Industrial Packaging segment and on alignment to market focused strategy and on the integration of a recent acquisition and closing of two paper packaging facilities in the Paper Packaging segment. During 2008, the Company recorded restructuring charges of $43.2 million, consisting of $20.6 million in employee separation costs, $12.3 million in asset impairments, $0.4 million in professional fees, and $9.9 million in other restructuring costs, primarily consisting of facility consolidation and lease termination costs. Six company-owned plants in the Industrial Packaging segment and four company-owned plants in the Paper Packaging segment were closed. The total employees severed during 2008 were 630.
The focus for restructuring activities in 2007 was on integration of acquisitions in the Industrial Packaging segment and on alignment to market-focused strategy and implementation of the Greif Business System in the Paper Packaging segment. During 2007, the Company recorded restructuring charges of $21.2 million, consisting of $9.2 million in employee separation costs, $0.9 million in asset impairments, $1.0 million in professional fees, and $10.1 million in other restructuring costs, primarily consisting of facility consolidation and lease termination costs. Two company-owned plants in the Industrial Packaging segment were closed. Additionally, severance costs were incurred due to the elimination of certain operating and administrative positions throughout the world. The total employees severed in 2007 were 303.

NOTE 6 — SIGNIFICANT NONSTRATEGIC TIMBERLAND TRANSACTIONS AND CONSOLIDATION OF VARIABLE INTEREST ENTITIES
On March 28, 2005, Soterra LLC (a wholly owned subsidiary) entered into two real estate purchase and sale agreements with Plum Creek Timberlands, L.P. (“Plum Creek”) to sell approximately 56,000 acres of timberland and related assets located primarily in Florida for an aggregate sales price of approximately $90 million, subject to closing adjustments. In connection with the closing of one of these agreements, Soterra LLC sold approximately 35,000 acres of timberland and associated assets in Florida, Georgia and Alabama for $51.0 million, resulting in a pretax gain of $42.1 million, on May 23, 2005. The purchase price was paid in the form of cash and a $50.9 million purchase note payable by an indirect subsidiary of Plum Creek (the “Purchase Note”). Soterra LLC contributed the Purchase Note to STA Timber LLC (“STA Timber”), one of the Company’s indirect wholly owned subsidiaries. The Purchase Note is secured by a Deed of Guarantee issued by Bank of America, N.A., London Branch, in an amount not to exceed $52.3 million (the “Deed of Guarantee”), as a guarantee of the due and punctual payment of principal and interest on the Purchase Note.
The Company completed the second phase of these transactions in the first quarter of 2006. In this phase, the Company sold 15,300 acres of timberland holdings in Florida for $29.3 million in cash, resulting in a pre-tax gain of $27.4 million. The final phase of this transaction, approximately 5,700 acres sold for $9.7 million, occurred on April 28, 2006 and the Company recognized additional timberland gains in its consolidated statements of income in the periods that these transactions occurred resulting in a pre-tax gain of $9.0 million.
On May 31, 2005, STA Timber issued in a private placement its 5.20% Senior Secured Notes due August 5, 2020 (the “Monetization Notes”) in the principal amount of $43.3 million. In connection with the sale of the Monetization Notes, STA Timber entered into note purchase agreements with the purchasers of the Monetization Notes (the “Note Purchase Agreements”) and related documentation. The Monetization Notes are secured by a pledge of the Purchase Note and the Deed of Guarantee. The Monetization Notes may be accelerated in the event of a default in payment or a breach of the other obligations set forth therein or in the Note Purchase Agreements or related documents, subject in certain cases to any applicable cure periods, or upon the occurrence of certain insolvency or bankruptcy related events. The Monetization Notes are subject to a mechanism that may cause them, subject to certain conditions, to be extended to November 5, 2020. The proceeds from the sale of the Monetization Notes were primarily used for the repayment of indebtedness.
In addition, Greif, Inc. and its other subsidiaries have not extended any form of guaranty of the principal or interest on the Monetization Notes. Accordingly, Greif, Inc. and its other subsidiaries will not become directly or contingently liable for the payment of the Monetization Notes at any time.
The Company has also consolidated the assets and liabilities of the buyer-sponsored special purpose entity (the “Buyer SPE”) involved in these transactions as the result of FIN 46(R). However, because the Buyer SPE is a separate and distinct legal entity from the Company, the assets of the Buyer SPE are not available to satisfy the liabilities and obligations of the Company and the liabilities of the Buyer SPE are not liabilities or obligations of the Company.
Assets of the Buyer SPE at October 31, 2009 and 2008 consist of restricted bank financial instruments of $50.9 million. STA Timber had long-term debt of $43.3 million as of October 31, 2009 and 2008. STA Timber is exposed to credit-related losses in the event of nonperformance by the issuer of the Deed of Guarantee. The accompanying consolidated income statements for the years ended October 31, 2009, 2008 and 2007 includes interest expense on STA Timber debt of $2.3 million per year and interest income on Buyer SPE investments of $2.4 million per year.
NOTE 7 — LONG-TERM DEBT
Long-term debt is summarized as follows (Dollars in thousands):

	October 31,	October 31,
	2009	2008
$700 Million Credit Agreement	$192,494	$—
$450 Million Credit Agreement	—	247,597
Senior Notes due 2017	300,000	300,000
Senior Notes due 2019	241,729	—
Trade accounts receivable credit facility	—	120,000
Other long-term debt	4,385	5,574

	738,608	673,171

Less current portion	(17,500)	—

Other long-term debt	$721,108	$673,171

$700 Million Credit Agreement
On February 19, 2009, the Company and Greif International Holding B.V., as borrowers, entered into a $700 million Senior Secured Credit Agreement (the “Credit Agreement”) with a syndicate of financial institutions. The Credit Agreement provides for a $500 million revolving multicurrency credit facility and a $200 million term loan, both maturing in February 2012, with an option to add $200 million to the facilities with the agreement of the lenders. The $200 million term loan is scheduled to amortize by $2.5 million each quarter-end for the first four quarters, $5.0 million each quarter-end for the next eight quarters and $150.0 million on the maturity date. The Credit Agreement is available to fund ongoing working capital and capital expenditure needs, for general corporate purposes, to finance acquisitions, and to repay amounts outstanding under the previous $450 million credit agreement. Interest is based on a Eurodollar rate or a base rate that resets periodically plus a calculated margin amount. On February 19, 2009, $325.3 million borrowed under the revolving credit facility and term loan was used to prepay the obligations outstanding under the $450 million Credit Agreement and certain costs and expenses incurred in connection with the Credit Agreement. As of October 31, 2009, $192.5 million was outstanding under the Credit Agreement. The current portion of the Credit Agreement is $17.5 million and the long-term portion is $175.0 million. The weighted average interest rate on the Credit Agreement was 3.19% since February 19, 2009. The interest rate was 3.50% at October 31, 2009.

The Credit Agreement contains financial covenants that require the Company to maintain a certain leverage ratio and a fixed charge coverage ratio. At October 31, 2009, the Company was in compliance with these covenants.
$450 Million Credit Agreement
On February 19, 2009, the Company and certain of its international subsidiaries terminated a $450 million credit agreement described in previous filings. As a result of this transaction, a $0.8 million debt extinguishment charge, which includes the write-off of unamortized capitalized debt issuance costs, was recorded.
Senior Notes due 2017
On February 9, 2007, the Company issued $300.0 million of 6.75% Senior Notes due February 1, 2017. Interest on these Senior Notes is payable semi-annually. Proceeds from the issuance of these Senior Notes were principally used to fund the purchase of previously outstanding 8.875% Senior Subordinated Notes in a tender offer and for general corporate purposes.
The fair value of these Senior Notes due 2017 was $291.8 million at October 31, 2009 based upon quoted market prices. The Indenture pursuant to which these Senior Notes were issued contains certain covenants. At October 31, 2009, the Company was in compliance with these covenants.
Senior Notes due 2019
On July 28, 2009, the Company issued $250.0 million of 7.75% Senior Notes due August 1, 2019. Interest on these Senior Notes is payable semi-annually. Proceeds from the issuance of Senior Notes were principally used for general corporate purposes, including the repayment of amounts outstanding under the Company’s revolving multicurrency credit facility, without any permanent reduction of the commitments.
The fair value of these Senior Notes due 2019 was $256.3 million at October 31, 2009 based upon quoted market prices. The Indenture pursuant to which these Senior Notes were issued contains certain covenants. At October 31, 2009, the Company was in compliance with these covenants.
United States Trade Accounts Receivable Credit Facility
On December 8, 2008, the Company entered into a $135.0 million trade accounts receivable credit facility with a financial institution and its affiliate, with a maturity date of December 8, 2013, subject to earlier termination of their purchase commitment on December 6, 2010, or such later date to which the purchase commitment may be extended by agreement of the parties. The credit facility is secured by certain of the Company’s trade accounts receivable in the United States and bears interest at a variable rate based on the applicable commercial paper rate plus a margin or other agreed-upon rate. In addition, the Company can terminate the credit facility at any time upon five days prior written notice. A significant portion of the initial proceeds from this credit facility were used to pay the obligations under the previous trade accounts receivable credit facility (the “Prior Facility”), which was terminated. The remaining proceeds were and will be used to pay certain fees, costs and expenses incurred in connection with the credit facility and for working capital and general corporate purposes. At October 31, 2009, there were no outstanding amounts under the Receivables Facility, and there was $120 million outstanding with the Prior Facility at October 31, 2008, respectively. The agreement for this receivables financing facility contains financial covenants that require the Company to maintain a certain leverage ratio and a fixed chargecoverage ratio. At October 31, 2009, the Company was in compliance with these covenants.
Greif Receivables Funding LLC (“GRF”), an indirect subsidiary of the Company, has participated in the purchase and transfer of receivables in connection with these credit facilities and is included in the Company’s consolidated financial statements. However, because GRF is a separate and distinct legal entity from the Company and its other subsidiaries, the assets of GRF are not available to satisfy the liabilities and obligations of the Company and its other subsidiaries, and the liabilities of GRF are not the liabilities or obligations of the Company and its other subsidiaries. This entity purchases and services the Company’s trade accounts receivable that are subject to these credit facilities.
Other
In addition to the amounts borrowed under the Credit Agreement and proceeds from these Senior Notes, at October 31, 2009, we had outstanding other debt of $24.0 million, comprised of $4.4 million in long-term debt and $19.6 million in short-term borrowings, compared to other debt outstanding of $49.9 million, comprised of $5.6 million on long-term debt and $44.3 million in short-term borrowings, at October 31, 2008.
At October 31, 2009, the current portion of the Company’s long-term debt was $17.5 million. Annual maturities of our long-term debt under the Company various financing arrangements were $24.4 million in 2011, $155.0 million in 2012, and $541.7 million thereafter.

At October 31, 2009 and October 31, 2008, the Company had deferred financing fees and debt issuance costs of $14.9 million and $4.6 million, respectively, which are included in other long-term assets.
NOTE 8 — FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The carrying amounts of cash and cash equivalents, trade accounts receivable, accounts payable, current liabilities and short-term borrowings at October 31, 2009 and 2008 approximate their fair values because of the short-term nature of these items.
The estimated fair values of the Company’s long-term debt were $744.9 million and $619.2 million compared to the carrying amounts of $738.6 million and $673.2 million at October 31, 2009 and 2008, respectively. The current portion of the long term debt is $17.5 million. The fair values of the Company’s long-term obligations are estimated based on either the quoted market prices for the same or similar issues or the current interest rates offered for debt of the same remaining maturities.
The Company uses derivatives from time to time to partially mitigate the effect of exposure to interest rate movements, exposure to currency fluctuations, and energy cost fluctuations. Under SFAS No. 133 (codified under ASC 815 “Derivatives and Hedging”), all derivatives are to be recognized as assets or liabilities in the balance sheet and measured at fair value. Changes in the fair value of derivatives are recognized in either net income or in other comprehensive income, depending on the designated purpose of the derivative.
SFAS No. 157 (codified under ASC 820 — “Fair Value Measurements and Disclosures”) established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. As of October 31, 2009, the Company held certain derivative asset and liability positions that lack level 1 inputs and are thus required to be measured at fair value on a Level 2 basis. The majority of the Company’s derivative instruments related to receive floating-rate, pay fixed-rate interest rate swaps and receive fixed-rate, pay fixed-rate cross-currency interest rate swaps. The fair values of these derivatives have been measured in accordance with Level 2 inputs in the fair value hierarchy, and as of October 31, 2009, are as follows (Dollars in thousands):

		Fair Value	Balance Sheet
	Notional Amount	Adjustment	Location
	October 31, 2009	October 31, 2009	October 31, 2009
Cross-currency interest rate swaps	$200,000	$(14,635)	Other long-term liabilities
Interest rate derivatives	175,000	(2,283)	Other long-term liabilities
Energy and other derivatives	74,536	(727)	Other current liabilities

Total	$449,536	$(17,645)

The Company has entered into cross-currency interest rate swaps which are designated as a hedge of a net investment in a foreign operation. Under these agreements, the Company receives interest semi-annually from the counterparties equal to a fixed rate of 6.75% on $300.0 million and pays interest at a fixed rate of 6.25% on €219.9 million. Upon maturity of these swaps on August 1, 2009, August 1, 2010, and August 1, 2012, the Company paid or will be required to pay €73.3 million to the counterparties and receive $100.0 million from the counterparties on each of these dates. The other comprehensive loss on these agreements was $14.6 million and a gain of $24.5 million at October 31, 2009 and October 31, 2008, respectively. On August 1, 2009, the Company paid €73.3 million ($103.6 million) to the counterparties and received $100.0 million from the counterparties.
The Company has interest rate swap agreements with various maturities through 2012. The interest rate swap agreements are used to fix a portion of the interest on the Company’s variable rate debt. Under certain of these agreements, the Company receives interest monthly or quarterly from the counterparties equal to LIBOR and pays interest at a fixed rate (2.71% at October 31, 2009) over the life of the contracts.
At October 31, 2009, the Company had outstanding foreign currency forward contracts in the notional amount of $70.5 million ($174.0 million at October 31, 2008). The purpose of these contracts is to hedge the Company’s exposure to foreign currency transactions and short-term intercompany loan balances in its international businesses. The fair value of these contracts at October 31, 2009 resulted in a loss of $0.1 million recorded in the consolidated statements of income. The fair value of similar contracts at October 31, 2008 resulted in a loss of $1.5 million recorded in other comprehensive income and a loss of an insignificant amount in the consolidated statements of income.
The Company has entered into certain cash flow hedges to mitigate its exposure to cost fluctuations in natural gas prices through October 31, 2010. The fair value of the energy hedges was in an unfavorable position of $0.6 million ($0.4 million net of tax) at October 31, 2009, compared to an unfavorable position of $5.2 million ($3.4 million net of tax) at October 31, 2008. As a result of the high correlation between the hedged instruments and the underlying transactions, ineffectiveness has not had a material impact on the Company’s consolidated statements of income for the quarter ended October 31, 2009.
While the Company may be exposed to credit losses in the event of nonperformance by the counterparties to its derivative financial instrument contracts, its counterparties are established banks and financial institutions with high credit ratings. The Company has no reason to believe that such counterparties will not be able to fully satisfy their obligations under these contracts.

During the next twelve months, the Company expects to reclassify into earnings a net loss from accumulated other comprehensive loss of approximately $8.4 million after tax at the time the underlying hedge transactions are realized.
NOTE 9 — CAPITAL STOCK
Class A Common Stock is entitled to cumulative dividends of one cent a share per year after which Class B Common Stock is entitled to non-cumulative dividends up to a half-cent a share per year. Further distribution in any year must be made in proportion of one cent a share for Class A Common Stock to one and a half cents a share for Class B Common Stock. The Class A Common Stock has no voting rights unless four quarterly cumulative dividends upon the Class A Common Stock are in arrears. The Class B Common Stock has full voting rights. There is no cumulative voting for the election of directors.
The following table summarizes the Company’s capital stock, without par value (shares of Class A and Class B Common Stock), and treasury shares at the specified dates:

			Outstanding	Treasury
Common Stock	Authorized Shares	Issued Shares	Shares	Shares
October 31, 2009
Class A	128,000,000	42,281,920	24,474,773	17,807,147
Class B	69,120,000	34,560,000	22,462,266	12,097,734

October 31, 2008
Class A	128,000,000	42,281,920	24,081,998	18,199,922
Class B	69,120,000	34,560,000	22,562,266	11,997,734
NOTE 10 — STOCK BASED COMPENSATION
In 2001, the Company adopted the 2001 Management Equity Incentive and Compensation Plan (the “2001 Plan”). The provisions of the 2001 Plan allow the awarding of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The maximum number of shares that may be issued each year is determined by a formula that takes into consideration the total number of shares outstanding and is also subject to certain limits. In addition, the maximum number of incentive stock options that will be issued under the 2001 Plan during its term is 5,000,000 shares.
Prior to 2001, the Company had adopted a Nonstatutory Stock Option Plan (the “2000 Plan”) that provides the discretionary granting of nonstatutory options to key employees, and an Incentive Stock Option Plan (the “Option Plan”) that provides the discretionary granting of incentive stock options to key employees and nonstatutory options for non-employees. The aggregate number of the Company’s Class A Common Stock options that may be granted under the 2000 Plan and Option Plan may not exceed 400,000 shares and 2,000,000 shares, respectively.
Under the terms of the 2001 Plan, the 2000 Plan and the Option Plan, stock options may be granted at exercise prices equal to the market value of the common stock on the date options are granted and become fully vested two years after date of grant. Options expire 10 years after date of grant.
In 2005, the Company adopted the 2005 Outside Directors Equity Award Plan (the “2005 Directors Plan”), which provides the granting of stock options, restricted stock or stock appreciation rights to directors who are not employees of the Company. Prior to 2005, the Directors Stock Option Plan (the “Directors Plan”) provided the granting of stock options to directors who are not employees of the Company. The aggregate number of the Company’s Class A Common Stock options that may be granted may not exceed 200,000 shares under each of these plans. Under the terms of both plans, options are granted at exercise prices equal to the market value of the common stock on the date options are granted and become exercisable immediately. Options expire 10 years after date of grant.
No stock options were granted during 2009, 2008 or 2007.

Stock option activity for the years ended October 31 was as follows (Shares in thousands):

	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	price	Shares	price	Shares	price
Beginning balance	785	$16.01	1,072	$15.75	1,633	$15.62
Granted	—	—	—	—	—	—
Forfeited	1	13.10	2	11.50	2	12.71
Exercised	141	16.50	285	15.03	559	15.38

Ending balance	643	$15.91	785	$16.01	1,072	$15.75

The Company’s results of operations for the fiscal years ended October 31, 2009 and October 31, 2008 include no share based compensation expense for stock options. The Company’s results of operations for the fiscal year ended October 31, 2007 include $0.1 million of share based compensation expense for stock options (net of an insignificant tax effect).
As of October 31, 2009, outstanding stock options had exercise prices and contractual lives as follows (Shares in thousands):

		Weighted-
		Average
		Remaining
	Number	Contractual
Range of Exercise Prices	Outstanding	Life
$5 - $15	370	3
$15 - $25	261	3
$25 - $35	12	5
All outstanding options were exercisable at October 31, 2009, 2008 and 2007, respectively.
NOTE 11—INCOME TAXES
The Company files income tax returns in the U.S. federal jurisdiction, various U.S. state and local jurisdictions, and various foreign jurisdictions.
The provision for income taxes consists of the following (Dollars in thousands):

For the years ended October 31,	2009	2008	2007
Current
Federal	$24,005	$34,369	$24,422
State and local	1,268	3,589	3,877
International	11,955	31,167	33,739

	37,228	69,125	62,038
Deferred
Federal	(8,763)	2,802	(9,827)
State and local	2,063	380	(1,472)
International	(6,467)	5,934	2,860

	(13,167)	9,116	(8,439)

	$24,061	$78,241	$53,599

International income before income tax expense was $63.3 million, $213.7 million and $156.4 million in 2009, 2008, and 2007, respectively.

The following is a reconciliation of the provision for income taxes based on the federal statutory rate to the Company’s effective income tax rate:

For the years ended October 31,	2009	2008	2007

United States federal tax rate	35.00%	35.00%	35.00%
International tax rates	-12.00%	-8.30%	-8.60%
State and local taxes, net of federal tax benefit	1.90%	1.20%	0.90%
United States tax credits	-4.40%	-0.90%	0.00%
Other non-recurring items	-3.10%	-2.90%	-2.00%

	17.40%	24.10%	25.30%

Significant components of the Company’s deferred tax assets and liabilities at October 31 for the years indicated were as follows (Dollars in thousands):

	2009	2008
Deferred Tax Assets
Net operating loss carryforwards	$150,234	$123,112
Minimum pension liabilities	45,360	19,926
Insurance operations	12,898	11,815
Incentives	11,345	10,637
Environmental reserves	9,322	10,666
State income tax	9,482	9,789
Postretirement	7,227	6,956
Other	6,928	4,149
Derivatives instruments	6,132	3,285
Interest	3,190	2,342
Allowance for doubtful accounts	3,093	2,532
Restructuring reserves	2,975	3,156
Deferred compensation	2,367	1,720
Foreign tax credits	1,806	1,936
Vacation accruals	1,345	1,721
Stock options	1,341	3,939
Severance	614	3,128
Workers compensation accruals	608	113
Inventories	—	—

Total Deferred Tax Assets	276,267	220,922
Valuation allowance	(94,408)	(85,633)

Net Deferred Tax Assets	181,859	135,289

Deferred Tax Liabilities
Properties, plants and equipment	101,655	107,722
Goodwill and other intangible assets	79,410	53,853
Inventories	8,912	15,393
Timberland transactions	95,497	91,430
Pension	12,039	13,293

Total Deferred Tax Liabilities	(297,513)	(281,691)

Net Deferred Tax Asset (Liability)	$(115,654)	$(146,402)

At October 31, 2009, the Company had tax benefits from international net operating loss carryforwards of approximately $148.0 million and approximately $2.2 million of state net operating loss carryfowards. A majority of the international net operating losses will begin expiring in 2011. At October 31, 2009, valuation allowances of approximately $91.4 million have been provided against the tax benefits from international net operating loss carryforwards.
At October 31, 2009, the Company had undistributed earnings from certain non-U.S. subsidiaries that are intended to be permanently reinvested in non-U.S. operations. Because these earnings are considered permanently reinvested, no U.S. tax provision has been accrued related to the repatriation of these earnings. It is not practicable to determine the additional tax, if any, which would result from the remittance of these amounts.
On November 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes,” FIN 48 is an interpretation of SFAS No. 109, “Accounting for Income Taxes,” and clarifies the accounting for uncertainty in income tax positions (codified under ASC 740 “Income Taxes”). FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance regarding uncertain tax positions relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The recognition and measurement guidelines of FIN 48 was applied to all of the Company’s material income tax positions as of the beginning of fiscal year 2008, resulting in an increase in the Company’s tax liabilities of $7.0 million with a corresponding decrease to beginning retained earnings for the cumulative effect of the change in accounting principle.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2009	2008
Balance at November 1	$51,715	$60,476
Increases in tax provisions for prior years	3,335	2,295
Decreases in tax provisions for prior years	(2,992)	(928)
Increases in tax positions for current years	2,951	378
Settlement with taxing authorities	—	(186)
Lapse in statute of limitations	(6,016)	(3,872)
Currency translation	(3,534)	(6,448)

Balance at October 31	$45,459	$51,715

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of October 31, 2009 and October 31, 2008, the Company had $10.5 million and $11.9 million, respectively, accrued for the payment of interest and penalties. For the year ended October 31, 2009, the Company recognized a benefit of $3.7 million related to interest and penalties in the consolidated statement of income, which was recorded as a reduction of income tax expense. For the year ended October 31, 2008, the Company recognized $1.3 million of interest and penalties in the consolidated statement of income, which was recorded as part of income tax expense.
The Company has estimated the reasonably possible expected net change in unrecognized tax benefits through October 31, 2010 based on lapses of the applicable statutes of limitations of unrecognized tax benefits. The estimated net decrease in unrecognized tax benefits for the next 12 months ranges from $2.2 million to $2.4 million. Actual results may differ materially from this estimate.
The Company paid income taxes of $58.9 million, $57.3 million, and $43.2 million in 2009, 2008, and 2007, respectively.
NOTE 12 — RETIREMENT PLANS
In September 2006, the guidance was updated within SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (codified under ASC 715 “Compensation — Retirement Benefits”). Under SFAS No. 158, employers recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet and record as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that have not been recognized as components of the net periodic benefit cost. The Company adopted the recognition and related disclosure provisions of this standard, prospectively, on October 31, 2007. Under SFAS No. 158, companies must change the plan measurement date to the end of the employer’s fiscal year.
During 2009, the Company changed its measurement date from August 31 to October 31 for all of the Company’s defined benefit plans. This was done using the re-measurement method. In accordance with the measurement date transition provisions of this standard, the Company has re-measured benefit obligations and plan assets as of the beginning of the fiscal year using economic assumptions updated as of October 31, 2008.
The Company has certain non-contributory defined benefit pension plans in the United States, Canada, Germany, the Netherlands, South Africa and the United Kingdom. The Company’s Australian defined benefit pension plan was settled in 2008 (which resulted in a settlement loss of $3.4 million). The Company uses a measurement date of October 31 for fair value purposes and for the calculation of shares outstanding related to its pension plans. The salaried plans’ benefits are based primarily on years of service and earnings. The hourly plans’ benefits are based primarily upon years of service. The Company contributes an amount that is not less than the minimum funding or more than the maximum tax-deductible amount to these plans. The plans’ assets consist of large cap, small cap and international equity securities, fixed income investments and the allowable number of shares of the Company’s common stock, which was 247,504 Class A shares and 160,710 Class B shares at October 31, 2009 and 2008.
The components of net periodic pension cost include the following (Dollars in thousands):

For the years ended October 31,	2009	2008	2007
Service cost	$10,224	$11,932	$14,497
Interest cost	31,440	28,410	29,149
Expected return on plan assets	(35,875)	(33,460)	(32,941)
Amortization of prior service cost	1,005	811	1,211
Amortization of initial net asset	29	19	(618)
Recognized net actuarial (gain) loss	(1,209)	3,822	5,688
Curtailment, settlement and other	497	3,512	652

	$6,111	$15,046	$17,638

The significant weighted average assumptions used in determining benefit obligations and net periodic pension costs were as follows:

	2009	2008	2007
Discount rate	5.72%	6.66%	5.88%
Expected return on plan assets (1)	7.69%	7.56%	7.32%
Rate of compensation increase	3.25%	3.91%	3.71%

(1)	To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This rate is gross of any investment or administrative expenses.
The following table sets forth the plans’ change in benefit obligation, change in plan assets and amounts recognized in the consolidated financial statements (Dollars in thousands):

	October 31, 2009	August 31, 2008
Change in benefit obligation:
Benefit obligation at beginning of year	$470,763	$546,060
Benefit obligation adjustments due to measurement date change and other	6,583	(2,039)
Service cost	10,224	11,932
Interest cost	31,440	28,410
Plan participant contributions	604	618
Amendments	—	1,384
Actuarial (gain) loss	36,085	(34,326)
Foreign currency effect	17,075	(46,822)
Benefits paid	(30,983)	(24,952)
Curtailment/settlement gain	—	(9,502)

Benefit obligation at end of year	$541,791	$470,763

Change in plan assets:
Fair value of plan assets at beginning of year	$458,622	$528,529
Other adjustments	—	(1,580)
Settlement gain	—	(11,004)
Actual return on plan assets	(163)	(3,695)
Expenses paid	(856)	(700)
Plan participant contributions	604	618
Foreign currency effects	14,377	(52,331)
Employer contributions	20,445	22,291
Benefits paid	(29,180)	(23,506)

Fair value of plan assets at end of year	$463,849	$458,622

	October 31, 2009	August 31, 2008
Funded status	$(77,942)	$(12,141)
Unrecognized net actuarial loss	130,065	48,067
Unrecognized prior service cost	5,169	6,345
Unrecognized initial net obligation	581	404
Additional contributions (September 1 to October 31)	—	4,538

Net amount recognized	$57,873	$47,213

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$41,953	$40,621
Accrued benefit liability	(120,586)	(48,224)
Accumlated other comprehensive loss	136,506	54,816

Net amount recognized	$57,873	$47,213

Aggregated accumulated benefit obligations for all plans were $510.2 million and $440.1 million at October 31, 2009 and 2008, respectively. The $541.8 million projected benefit obligation consists of $284.7 million related to the United States pension and $257.1 million related to the non-United States pensions. The $463.8 million fair value of pension assets consists of $194.5 million related to the United States pension and $269.3 related to the non-United States pensions. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $323.3 million, $304.2 million and $202.7 million, respectively, as of October 31, 2009. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the international pension plans were $125.2 million, $119.6 million and $87.7 million, respectively, as of October 31, 2008.
Pension plan contributions totaled $15.9 million, $18.7 million, and $27.4 million during 2009, 2008 and 2007, respectively. Contributions during 2010 are expected to be approximately $17.1 million.
The Company’s weighted average asset allocations at the measurement date and the target asset allocations by category are as follows:

Asset Category	2009 Actual	Target
Equity securities	60%	33%
Debt securities	32%	64%
Other	8%	3%

Total	100%	100%

The investment policy reflects the long-term nature of the plans’ funding obligations. The assets are invested to provide the opportunity for both income and growth of principal. This objective is pursued as a long-term goal designed to provide required benefits for participants without undue risk. It is expected that this objective can be achieved through a well-diversified asset portfolio. All equity investments are made within the guidelines of quality, marketability and diversification mandated by the Employee Retirement Income Security Act and other relevant statutes. Investment managers are directed to maintain equity portfolios at a risk level approximately equivalent to that of the specific benchmark established for that portfolio.
Future benefit payments, which reflect expected future service, as appropriate, during the next five years, and in the aggregate for the five fiscal years thereafter, are as follows (Dollars in thousands):

Expected
benefit
Year	payments

2010	$27,554

2011	$29,332

2012	$31,429

2013	$33,210

2014	$33,300

2015-2019	$184,876
The Company has several voluntary 401(k) savings plans that cover eligible employees. For certain plans, the Company matches a percentage of each employee’s contribution up to a maximum percentage of base salary. Company contributions to the 401(k) plans were $1.7 million in 2009, $3.3 million in 2008 and $2.2 million in 2007. For 2009 and in response to the current economic slowdown, contributions by the Company for employees accruing benefits in the 401(k) plans were suspended except for those participants not eligible to participate in the defined benefit pension plan or where contractually prohibited. New employees will continue to receive the Company contribution. For 2010, the Company will reinstitute an employer match program..
NOTE 13 — POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS
Under the SFAS No. 158 (codified under ASC 715 “Compensation — Retirement Benefits”), companies must change the plan measurement date to the end of the employer’s fiscal year. During fiscal year 2009, the Company changed its measurement date from August 31 to October 31 for all of the Company’s defined benefit plans. This was done using the re-measurement method. In accordance with the measurement date transition provisions of this standard, the Company has re-measured benefit obligations and plan assets as of the beginning of the fiscal year using economic assumptions updated as of October 31, 2008.
The Company has certain postretirement health and life insurance benefit plans in the United States and South Africa. The Company uses a measurement date of October 31 for its postretirement benefit plans.
In conjunction with a prior acquisition of the industrial containers business from Sonoco Products Company (“Sonoco”) in 1998, the Company assumed an obligation to reimburse Sonoco for its actual costs incurred in providing postretirement health care benefits to certain employees. Contributions by the Company are limited to an aggregate annual payment of $1.4 million for eligible employees at the date of purchase.

Further, the Company is responsible for the cost of certain union hourly employees who were not eligible at the date of closing. The Company intends to fund these benefits from its operations.
The components of net periodic cost for the postretirement benefits include the following (Dollars in thousands):

For the years ended October 31,	2009	2008	2007
Service cost	$21	$23	$46
Interest cost	1,896	1,880	2,141
Amortization of prior service cost	(1,308)	(1,234)	(1,336)
Recognized net actuarial loss (gain)	(195)	(5)	228

	$414	$664	$1,079

The following table sets forth the plans’ change in benefit obligation, change in plan assets and amounts recognized in the consolidated financial statements (Dollars in thousands):

	October 31, 2009	August 31, 2008
Change in benefit obligation:
Benefit obligation at beginning of year	$24,762	$31,967
Benefit obligation adjustment due to measurement date change and other	288	—
Service cost	21	23
Interest cost	1,896	1,880
Plan participants’ contributions	214	—
Actuarial loss	279	(5,069)
Foreign currency effect	884	(1,300)
Benefits paid	(2,948)	(2,739)

Benefit obligation at end of year	$25,396	$24,762

Funded status	$(25,405)	$(24,762)
Unrecognized net actuarial loss	(2,178)	(2,428)
Unrecognized prior service credit	(12,443)	(13,200)

Net amount recognized	$(40,026)	$(40,390)

The accumulated postretirement health and life insurance benefit obligation and fair value of plan assets for the international plan were $4.2 million and $0, respectively, as of October 31, 2009 compared to $2.9 million and $0, respectively, as of October 31, 2008.
The measurements assume a discount rate of 5.75% in the United States and 10.0% in South Africa. The health care cost trend rates on gross eligible charges are as follows:

Medical

Current trend rate	8.6%

Ultimate trend rate	5.2%

Year ultimate trend rate reached	2017
A one-percentage point change in assumed health care cost trend rates would have the following effects (Dollars in thousands):

	1-Percentage-Point	1-Percentage-Point
	Increase	Decrease

Effect on total of service and interest cost components	$115	$(100)

Effect on postretirement benefit obligation	$1,276	$(1,111)
Future benefit payments, which reflect expected future service, as appropriate, during the next five years, and in the aggregate for the five fiscal years thereafter, are as follows (Dollars in thousands):

Expected
benefit
Year	payments
2010	$3,405

2011	$2,562

2012	$2,466

2013	$2,403

2014	$2,323

2015-2019	$10,344

NOTE 14 — CONTINGENT LIABILITIES
Various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company, including those pertaining to environmental, product liability and safety and health matters. While the amounts claimed may be substantial, the ultimate liability cannot now be determined because of considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies.
All lawsuits, claims and proceedings are considered by the Company in establishing reserves for contingencies in accordance with SFAS No. 5, “Accounting for Contingencies” (codified under ASC 450 “Contingencies”). In accordance with the provisions of this standard, the Company accrues for a litigation-related liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on currently available information known to the Company, the Company believes that its reserves for these litigation-related liabilities are reasonable and that the ultimate outcome of any pending matters is not likely to have a material adverse effect on the Company’s financial position or results from operations.
The Company is also subject to risk of work stoppages and other labor relations matters because a significant number of the Company’s employees are represented by unions. The Company has experienced work stoppages and strikes in the past, and there may be work stoppages and strikes in the future. Any prolonged work stoppage or strike at any one of the Company’s principal manufacturing facilities could have a negative impact on our business, results of operations or financial condition.
The most significant contingencies of the Company relate to environmental liabilities. Following is additional information with respect to these matters.
At October 31, 2009 and 2008, the Company had recorded liabilities of $33.4 million and $37.2 million, respectively, for estimated environmental remediation costs. The liabilities were recorded on an undiscounted basis and are included in other long-term liabilities. At October 31, 2009 and 2008, the Company had recorded an environmental liability reserves of $17.9 million and $21.5 million, respectively, for its blending facility in Chicago, Illinois; $10.9 million and $9.3 million, respectively, for various European drum facilities acquired in November 2006; and $3.4 million and $3.3 million, respectively, related to our facility in Lier, Belgium. These reserves are principally based on environmental studies and cost estimates provided by third parties, but also take into account management estimates.
The Company had no recorded legal liabilities at October 31, 2009, and $3.1 million at October 31, 2008. The prior period liability represents asserted and unasserted litigation, claims and/or assessments at some of its manufacturing sites and other locations where it believes the outcome of such matters will be unfavorable to the Company. These environmental liabilities were not individually material. The Company only reserves for those unasserted claims that it believes are probable of being asserted at some time in the future. The liabilities recorded are based upon an evaluation of currently available facts with respect to each individual site, including the results of environmental studies and testing, and considering existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The Company initially provides for the estimated cost of environmental-related activities when costs can be reasonably estimated. If the best estimate of costs can only be identified as a range and no specific amount within that range can be determined more likely than any other amount within the range, the minimum of the range is accrued.
The estimated liabilities are reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of relevant costs. For sites that involve formal actions subject to joint and several liability, these actions have formal agreements in place to apportion the liability. The Company’s potential future obligations for environmental contingencies related to facilities acquired in the 2001 Van Leer Industrial Packaging acquisition may, under certain circumstances, be reduced by insurance coverage and seller cost sharing provisions. In connection with that acquisition, the Company was issued a 10-year term insurance policy, which insures the Company against environmental contingencies unidentified at the acquisition date, subject to a $50.0 million aggregate self-insured retention. Liability for this first $50.0 million of unidentified environmental contingencies is shared 70% by the seller and 30% by the Company if such contingency is identified within 10 years following the acquisition date. The Company is liable for identified environmental contingencies at the acquisition date up to an aggregate $10.0 million, and thereafter the liability is shared 70% by the Company and 30% by the seller.

The Company anticipates that cash expenditures in future periods for remediation costs at identified sites will be made over an extended period of time. Given the inherent uncertainties in evaluating environmental exposures, actual costs may vary from those estimated at October 31, 2009. The Company’s exposure to adverse developments with respect to any individual site is not expected to be material. Although environmental remediation could have a material effect on results of operations if a series of adverse developments occur in a particular quarter or fiscal year, the Company believes that the chance of a series of adverse developments occurring in the same quarter or fiscal year is remote. Future information and developments will require the Company to continually reassess the expected impact of these environmental matters.
NOTE 15 — BUSINESS SEGMENT INFORMATION
The Company operates in three business segments: Industrial Packaging, Paper Packaging and Land Management.
Operations in the Industrial Packaging segment involve the production and sale of industrial packaging and related services. These products are manufactured and sold in over 45 countries throughout the world.
Operations in the Paper Packaging segment involve the production and sale of containerboard, both semi-chemical and recycled, corrugated sheets, corrugated containers and multiwall bags and related services. These products are manufactured and sold in North America.
Operations in the Land Management segment involve the management and sale of timber and special use properties from approximately 256,700 acres of timber properties in the southeastern United States. The Company also owns approximately 25,050 acres of timber properties in Canada, which are not actively managed at this time. In addition, the Company sells, from time to time, timberland and special use land, which consists of surplus land, higher and better use land, and development land.
The Company’s reportable segments are strategic business units that offer different products. The accounting policies of the reportable segments are substantially the same as those described in the “Description of Business and Summary of Significant Accounting Policies.”
The following segment information is presented for each of the three years in the period ended October 31, 2009, except as to information relating to assets which is at October 31, 2009 and 2008 (Dollars in thousands):

	2009	2008	2007
Net sales:
Industrial Packaging	$2,266,890	$3,074,834	$2,662,949
Paper Packaging	504,687	696,902	653,734
Land Management	20,640	18,795	14,914

Total net sales	$2,792,217	$3,790,531	$3,331,597

Operating profit:
Operating profit before restructuring charges and timberland disposals, net:
Industrial Packaging	$210,908	$325,956	$228,848
Paper Packaging	44,114	78,646	68,382
Land Management	22,237	20,571	14,373

Total operating profit before restructuring charges and timberland disposals, net	277,259	425,173	311,603

Restructuring charges:
Industrial Packaging	65,742	33,971	16,010
Paper Packaging	685	9,155	5,219
Land Management	163	76	—

Total restructuring charges	66,590	43,202	21,229

Restructuring-related inventory charges:
Industrial Packaging	10,772	—	—
Paper Packaging	—	—	—

Timberland disposals, net
Land Management	—	340	(648)

Operating profit:
Industrial Packaging	134,394	291,985	212,838
Paper Packaging	43,429	69,491	63,163
Land Management	22,074	20,835	13,725

Total operating profit	$199,897	$382,311	$289,726

	2009	2008	2007
Assets:
Industrial Packaging	$1,783,821	$1,857,564
Paper Packaging	418,083	380,560
Land Management	254,856	254,771

Total segment	2,456,760	2,492,895
Corporate and other	367,169	299,854

Total assets	$2,823,929	$2,792,749

Depreciation, depletion and amortization expense:
Industrial Packaging	$73,212	$73,730	$69,035
Paper Packaging	26,311	28,309	28,751
Land Management	3,104	4,339	4,509

Total depreciation, depletion and amortization expense	$102,627	$106,378	$102,295

Additions to long-lived assets:
Industrial Packaging	$89,900	$104,000
Paper Packaging	18,100	30,900
Land Management	1,000	2,500

Total segment	109,000	137,400
Corporate and other	16,671	8,177

Total additions to long-lived assets	$125,671	$145,577

The following geographic information is presented for each of the three years in the period ended October 31, 2009, except as to asset information that is at October 31, 2009 and 2008 (Dollars in thousands):

	2009	2008	2007
Net Sales
North America	$1,530,438	$2,001,364	$1,830,024
EMEA	835,117	1,278,363	1,105,889
Other	426,662	510,804	395,684

Total net sales	$2,792,217	$3,790,531	$3,331,597

The following table presents total assets by geographic region (Dollars in thousands):

	2009	2008
Assets:
North America	$1,826,840	$1,882,900
EMEA	601,841	625,807
Other	395,248	284,042

Total assets	$2,823,929	$2,792,749

NOTE 16 — QUARTERLY FINANCIAL DATA (UNAUDITED)
The quarterly results of operations for 2009 and 2008 are shown below (Dollars in thousands, except per share amounts):

2009	January 31	April 30	July 31	October 31
Net sales (1)	$666,260	$647,897	$717,567	$760,493
Gross profit	$94,801	$96,860	$139,427	$168,556
Net income	$(2,272)	$1,553	$37,811	$73,554
Earnings per share
Basic:
Class A Common Stock	$(0.03)	$0.03	$0.65	$1.26
Class B Common Stock	$(0.06)	$0.04	$0.98	$1.90
Diluted:
Class A Common Stock	$(0.03)	$0.03	$0.65	$1.26
Class B Common Stock	$(0.06)	$0.04	$0.98	$1.90
Earnings per share were calculated using the following number of shares:
Basic:
Class A Common Stock	24,130,385	24,352,826	24,386,195	24,445,491
Class B Common Stock	22,516,029	22,462,266	22,462,266	22,462,266
Diluted:
Class A Common Stock	24,445,725	24,685,932	24,777,110	24,817,878
Class B Common Stock	22,516,029	22,462,266	22,462,266	22,462,266
Market price (Class A Common Stock):
High	$40.36	$46.48	$53.52	$57.94
Low	$27.07	$25.65	$40.18	$47.24
Close	$30.26	$45.27	$51.33	$53.52
Market price (Class B Common Stock):
High	$35.90	$42.75	$48.71	$53.45
Low	$22.13	$25.50	$37.00	$44.14
Close	$30.37	$42.25	$47.15	$48.20

(1)	We recorded the following significant transactions during the forth quarter of 2009: (i) $17.2 million pre-tax net gain on the sale of specific Industrial Packaging segment assets and facilities in North America, (ii) $9.3 million in net gains from the sale of surplus and HBU timber properties, and (iii) restructuring charges of $8.8 million, Refer to for 10-Q filings, as previously filed with the SEC, for prior quarter significant transactions or trends.

2008	January 31	April 30	July 31	October 31
Net sales (1)	$849,730	$920,874	$1,038,104	$981,823
Gross profit	$149,040	$160,434	$196,860	$198,462
Net income	$61,127	$49,432	$67,050	$64,139
Earnings per share
Basic:
Class A Common Stock	$1.05	$0.85	$1.15	$1.11
Class B Common Stock	$1.57	$1.27	$1.73	$1.66
Diluted:
Class A Common Stock	$1.04	$0.84	$1.14	$1.09
Class B Common Stock	$1.57	$1.27	$1.73	$1.66
Earnings per share were calculated using the following number of shares:
Basic:
Class A Common Stock	23,789,223	23,911,860	23,980,226	24,046,872
Class B Common Stock	22,942,913	22,882,611	22,733,619	22,632,158
Diluted:
Class A Common Stock	24,347,407	24,445,365	24,472,030	24,473,111
Class B Common Stock	22,942,913	22,882,611	22,733,619	22,632,158
Market price (Class A Common Stock):
High	$68.30	$71.67	$73.00	$73.45
Low	$53.19	$61.27	$55.42	$32.55
Close	$65.53	$64.60	$60.84	$40.58
Market price (Class B Common Stock):
High	$64.05	$70.86	$67.50	$62.00
Low	$49.73	$55.40	$49.24	$27.16
Close	$61.04	$56.89	$54.02	$33.59
Shares of the Company’s Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange where the symbols are GEF and GEF.B, respectively.

As of December 18, 2009, there were 443 stockholders of record of the Class A Common Stock and 115 stockholders of record of the Class B Common Stock.
NOTE 17 — SUBSEQUENT EVENTS
As required, at the beginning of fiscal 2010, the Company adopted SFAS No. 141(R), “Business Combinations” (codified under ASC 805 “Business Combinations”) which requires the Company to expense acquisition costs in the period they are incurred. Previously, these costs were capitalized as part of the purchase price of an acquisition. Under the new guidance, all costs previously accumulated to the consolidated balance sheet for acquisitions not consummated prior to October 31, 2009 were expensed on November 1, 2009. The amount recorded as an expense on November 1, 2009 was $6.1 million.
On November 13, 2009, the Company acquired Hannells Industrier AB (“Hannells”). Hannells, which sells steel drums, plastic drums and intermediate bulk containers produced at three manufacturing facilities located in Sweden, Norway, and Denmark, has approximately 240 employees.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and
Board of Directors of
Greif, Inc.:
We have audited the accompanying consolidated balance sheets of Greif, Inc. and subsidiaries as of October 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended October 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greif, Inc. and subsidiaries at October 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for inventory on November 1, 2009. As discussed in Note 11 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (codified under ASC 740, “Income Taxes”) in 2008.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Greif, Inc.’s internal control over financial reporting as of October 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 23, 2009, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Columbus, Ohio
December 23, 2009